ImpactEleven

ImpactEleven is a speaker training, development and accelerator community, working tirelessly to develop and service thousands of voices with infinite influence so we can collectively transform individual lives and the world around us for the better.

IMPACT ELEVEN

Invest

$100 minimum investment

DEADLINE: September 29, 2023

in 3 months

UNIT PRICE

$2

TOTAL RAISED

$0

VALUATION

$20,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The ImpactEleven mission is simple: to put talented people with a powerful message in position to make an impact on the world.

Success in the professional speaking industry isn't about luck, hustle, stage presence or an impressive resume. Through decades of work in the industry, we've built proven systems and methodologies essential to the practice of monetizing expertise and expanding a professional speaking business.

ImpactEleven offers direct access to a community of world-class industry experts who have come together and developed a program that enables those with something meaningful to say to hone their message, elevate their brand, earn more opportunities at higher fees, and scale their professional speaking business.



"My time at ImpactEleven has helped me on the road to becoming a better speaker- it's really the place to be. The team takes care of you and treats you like family. They're transparent in what they do to make their businesses successful, and they also bring people in from the industry. Get hooked up with ImpactEleven and change your life today."

– Joe Delegrave

Two-Time Paralympic Medalist

PROBLEM

While the professional speaking industry is over $4 billion annually, breaking in and breaking through can be challenging for aspiring keynote speakers. Further, experienced speakers often hit a plateau and need coaching, support, and fresh approaches to reach the next level.

Until ImpactEleven, we believe there hasn't been a high-level, professional training program delivered by current speakers at the top of the field.

SOLUTION

MAKE A BIGGER IMPACT, FASTER.

Since the company started, we've helped hundreds of speakers launch and/or scale their speaking practices through our **systems, methodologies, and curriculum**. We help speakers excel both onstage and off, providing training in all aspects of the professional speaking business.

Programming includes: stagecraft and storytelling, brand and marketing, strategy and positioning, content development and research, pricing and distribution, and back-end systems that can drive both fee and volume.

In addition to access to proprietary IP and proven training systems that accelerate time to market and boost the probability of success, members have the opportunity to become part of a **community of like-minded professionals** who may become life-long friends, business partners, mentors, and colleagues.



"Going back several years, I was what amounted to a no-name leadership and innovation speaker. And in my work with ImpactEleven they took the last decade of my career and crystalized it into a message that was consumable by the people hiring keynote speakers, and the rest is history. It has been transformative for me."

– Sterling Hawkins
Best Selling Author


IMPACT
EVEN

What We Do:

Community

Our community is designed for speakers to connect with other like-minded experts who are elevating the industry and creating an impact from the speaking platform. With opportunities for live events, coaching, creative services, and partnerships, the following is included: business growth tools, network of industry masters, always-on expertise, member-only industry platform, ongoing virtual and live experiences, and exclusive community benefits.

Bootcamps

Our bootcamps are hosted by current, world-renowned keynote speakers driven by results, high-impact training events for supercharging one's speaking career. Attendees have the chance to learn about the ins and outs of the speaking industry, systems for maximizing career growth, thought leadership, crafting your brand, bureaus/managers/distribution, and performance/storytelling/stage skills.

Coaching

We believe having a 1-on-1 coach is the catalyst to create massive breakthroughs in the speaking business. With our 1-on-1 coaching, speakers have ongoing access to: continuous learning, leveling-up skills, writing compelling copy, developing a potentially high-impact launch or relaunch strategy, fine-tuning stage skills, and refining/crafting a memorable and breathtaking keynote speech.

Creative Services

We provide creative services such as video production, website development, marketing, and podcasting. If a speaker believes it may grow their business, we work with them to deliver.



"The ImpactEleven insights are worth every penny."

– Krister Ungerböck
Tech CEO and #1 The Wall St. Journal Bestselling Author

SUCCESS TO DATE

- Helped **hundreds of speakers** launch and/or scale their practices.
- Received public support and endorsement from the largest speaker bureaus including: **Speaker Exchange Agency, Worldwide Speakers Group, Speak Inc., Premiere Speakers, Gotham Artists, National Speaker Bureau, BigSpeak, and The Sweeney Agency.**
- Secured the lead sponsorship and commissioned a 5-year research project for the **International Association of Speakers Bureaus.**
- Have **over 90** current subscription-based community members.
- **The Secret of Being Collaboratively Competitive**, written by the President of a major speakers bureau.

BUSINESS MODEL

ImpactEleven has four distinct revenue streams, each event offered to professional keynote speakers of all levels of experience:

1. Live events (bootcamps, masterclasses, meet-ups)
2. Coaching (both one-on-one and group programs)
3. Creative services (video reel production, brand blueprints, etc)
4. Subscription memberships (supporting clients 24/7/365)



"Through ImpactEleven I went from speaking 25-35 times a year to speaking over 100 times a year in about two and a half years and also quadrupled my speaking fee. ImpactEleven literally gave me a roadmap to follow to be successful. No one knows the business side of speaking better than the ImpactEleven team. If you're serious about speaking and you want to put in the time and the effort, there's not a better resource out there than ImpactEleven to propel your career. It's worth your time and money to take yourself to the next level."

– Ben Nemtin
#1 New York Times Bestselling Author

MARKET

Our clients are pursuing a **$4 billion** North American annual market opportunity. According to MarketResearch.com, there are over **40,000 professional speakers** in the United States alone. That market may expand when you consider new entrants to the field.

TEAM

Each member of the ImpactEleven team was once just someone who believed they had a message and experiences that could transform businesses, industries, and lives – now, they're helping other speakers follow their dream, too.



Josh Linkner

Founding Partner

Josh Linkner is a New York Times bestselling author who travels the globe helping leaders build a culture of everyday innovation. Over the last 30 years, Josh has been the founder and CEO of five tech companies and helped over 100 startups launch and scale. Josh serves as Chairman and Co-founder of Platypus Labs, an innovation research, training, and consulting firm and is the Co-founder and Managing Partner of Muditā Venture Partners - an early-stage venture capital firm - and was previously the CEO and founding partner of Detroit Venture Partners. He has twice been named the Ernst & Young Entrepreneur of the Year and is a recipient of the United States Presidential Champion of Change Award.



Ryan Estis

Founding Partner

Ryan Estis is the former Chief Strategy Officer at McCann Worldgroup and a Founding Partner here at ImpactEleven. His client roster includes everyone from the NBA, Mayo Clinic, and Microsoft to JP Morgan Chase, IBM, Pfizer and hundreds more. Ryan's ideas on sales, change, leadership and the Future of Work have been featured in Fast Company, Entrepreneur and INC and he has been recognized as "one of the best keynote speakers seen or heard" by Meetings & Conventions Magazine. His new book, Prepare for Impact, will be available in the fall of 2023.



Peter Sheahan

Founding Partner

In service of the ambition to transform the speaking industry for the better, Peter Sheahan has dedicated his time to driving research initiatives that uncover actionable insights. As a speaker and C-suite advisor, Peter challenges audiences to have the courage to tell themselves the truth, take intelligent risks, and assume ownership for driving the alignment necessary to build leading organizations. Peter has published seven books, built and sold three global companies, delivered more than 2,500 presentations in 40+ countries for clients such as Apple, DeBeers and AT&T, and is the 2020 IASB John Palmer award recipient.



Seth Mattison

Founding Partner

Seth Mattison is an internationally recognized thought leader, advisor, and top-rated keynote speaker on talent management, change and innovation, digital transformation, leadership, and the Future of Work. Seth has shared his insights with many of the world's top brands including Mastercard, Johnson & Johnson, IBM, The Dallas Cowboys, AT&T, PepsiCo, and GE Energy. In addition to speaking, Seth is the founder and CEO of FutureSight Labs, an org design and transformation firm that supports the most inspiring leaders by helping prepare themselves and their organizations for the Future of Work. He also coaches high performing leaders with practical, life-tested ideas, concepts, and frameworks to elevate their impact and create lasting legacies.



Jordan Broad

CEO and Co-founder

Jordan and his team are dedicated to giving thought leaders and experts unparalleled access to the people, relationships, knowledge, coaching and skills that compress the time required to become a better speaker with greater impact and commercial success. Since 2010, Jordan's involvement in professional speaking and thought leadership focused on how to best leverage and unleash people's true potential and build substantive and sustainable thought leadership businesses. Through consulting, coaching, keynotes, workshops and training, his work focused on the areas of creativity, innovation, entrepreneurship and leadership around the globe. From 2000 to 2010, Jordan held several executive leadership positions at ePrize, the world's largest interactive promotion agency. Most recently as Executive Vice President, he oversaw all aspects of development for the company, leading a diverse team of 150 professionals producing over $4 million of marketing and technology programs for Fortune 100 brands every month.



Eric Teremuende

Partner

Eric Termuende is the co-founder of NoW of Work, author of the bestselling book Rethink Work, and global keynote speaker. He knows what it takes to build incredible teams that are resilient, innovative, and ready for the future of work. A former World Economic Forum Global Shaper and recognized as one of the Top 100 Emerging Innovators under 35 by American Express, his ideas have been featured in Forbes, Thrive Global, The Huffington Post, The Globe and Mail, and many more.



Ben Nemtin

Partner

Ben Nemtin is a #1 New York Times bestselling author, and a star of MTV's highest rated show on iTunes and Amazon called The Buried Life. As the co-founder of The Buried Life movement, Ben's message of radical possibility has been featured on The Today Show, The Oprah Winfrey Show, CNN, FOX, and NBC News. In his first year of university, Ben was unexpectedly hit with a depression that forced him to drop out. In an attempt to feel more alive, he created the world's greatest bucket list with his three best friends. Every time they accomplished a dream, they helped a complete stranger cross something off their bucket list. Also an acclaimed keynote speaker, Ben has headlined business conferences and Fortune 100 leadership teams including AIG, Anthem, Amazon, FedEx, Harvard, Microsoft, and Verizon.



Heather E. McGowen

Partner

Heather is best known for her unmatched ability to bring pure and memorable clarity to this incredibly complex topic, often through her illuminating graphic frameworks and powerful metaphors— all backed by deep and proven research on diversity, equity and inclusion, empowerment, engagement, retention, culture, human resources, leadership, healthcare, technology and education. Heather performs 75 keynote events a year all over the world for clients in every industry and sector from the military to the beauty industry to financial services to publicly-traded flagship technology companies and everyone in between. Often quoted in the media, notably in the New York Times, McGowan serves on the advisory board for Sparks & Honey, a New York–based culture-focused agency looking to the future for brands. Heather's academic work has included roles at Rhode Island School of Design and Jefferson University, where she was the strategic architect of the first undergraduate college focused exclusively on innovation. Launched a decade ago, the award winning, core undergraduate curriculum designed by Heather is now the foundation for navigating the VUCA world with courses in design and propositional thinking, human behavior, business models and science-systems thinking.



Sara Smith

Chief Marketing Officer

Sara brings two decades of strategic marketing experience of working with brands of all sizes to drive quick wins and long-term sustainable growth. Having worked on some of the world's biggest brands including Amazon, SAP, Dove, Patagonia, Pernod Ricard, Hello Kitty, Nestle, Kraft, Pfizer and Warner Brothers, Sara's work cuts across a broad range of industries and verticals and with a reputation for disrupting category conventions and driving executive visibility. In addition to her work with ImpactEleven, Sara has experience as a board member with several early-stage start-ups and was formerly on faculty at the Leeds School of Business at The University of Colorado at Boulder.



Matt Ciccone

Chief Financial Officer

As a numbers man with a creative imagination, Matt Ciccone helps speakers dig into the details of their business to help them ring the register. With a deep seething hatred for losing, Matt uses his decade long experience in the speaking industry to work with thought leaders to help them read between the lines of their performance metrics and to drive business growth. Prior to joining ImpactEleven, Matt worked in banking and sales. He loves nothing more than helping clients reach the next level of their business to help them create greater impact in the world... and their bottom lines.



Connor Trombley

Head of Product, Community & Development

Connor Trombley brings a decade of startup experience in professional services and tech and has built and launched over 200 individual speaking businesses. A master of systems, processes and IP development and a community builder at his core, Connor brings a deep focus and dedication to elevating the speaking industry with an unparalleled obsession with creating unforgettable client experiences. In addition to his work with ImpactEleven, Connor is the co-founder of Detroit Podcast Studios and is on the faculty of the Association of National Advertisers.



Jenny DeRosse

Head of Speaker Operations

Jenny DeRosse began her career in the speaking industry as an agent at Speakers Spotlight in Toronto. After moving to the US, she worked as a speaker manager and coach before taking on the role of Bureau Liaison at BigSpeak where she developed relationships with bureau agents around the world. Following a brief tenure with the American Program Bureau, Jenny joined ImpactEleven as the Head of Speaker Operations where she manages speaking for Ryan Estis, Josh Linkner, Seth Mattison and Peter Sheahan.



Ivy Gustafson

Director of Coaching & Development

Ivy Gustafson is a legend in the world of professional speaking. Having spent 17 years at the Washington Speakers Bureau as Vice President and Lecture Agent, she represented household names in business and politics, from Fortune 100 CEOs to former U.S. Presidents. Ivy then spent several years at Gotham Artists, a boutique New York speakers bureau, before dedicating her career to coaching prominent speakers and C-suite executives at ImpactEleven.



Christina Rudolf

Controller

Christina spent nearly a decade in the accounting and finance world before joining ImpactEleven as Controller. She began her career as an auditor at Deloitte, where she managed the audits of several private equity and hedge fund investment firms. After Deloitte, Christina spent two years at Bain Capital in their private equity finance department before joining a smaller investment firm, Altimeter Capital, where she focused primarily on the company's venture capital business. She was at Altimeter for three years before bringing her accounting and finance expertise to ImpactEleven.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Core Community Offering	$432,250	35.0%
Brand / Marketing	$308,750	25.0%
IP Expansion	$247,000	20.0%
Team Expansion	$186,485	15.1%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Unit, under registration exemption 4(a)(6), in Impact Eleven LLC, doing business as ImpactEleven. This offering must raise at least $10,000 by September 29, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. ImpactEleven may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,617,500 units
× $2 per unit

$21,235,000 implied valuation

FINANCIALS

ImpactEleven's official name is Impact Eleven LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on July 12, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jul 12, 2023 • Primary offering of 617,500 units at $2

Jul 12, 2023 • Filed Form C

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